Exhibit 99.05
Pro Forma presentation of the Statement of Operation for Reorganized NRG Energy, Inc.’s for the period December 6, 2003 through December 31, 2003 to reflect the reclassification for discontinued operations of Audrain
     On December 8, 2005 NRG entered into an Asset Purchase and Sale Agreement to sell all the assets of NRG Audrain Generating LLC, or Audrain, to AmerenUE, a subsidiary of Ameren Corporation. The purchase price is $115 million, subject to customary purchase price adjustments. The transaction is expected to close during the first half of 2006. The sale is subject to customary approvals, including Federal Energy Regulatory Commission, Missouri Public Utilities Commission, Illinois Commerce Commission, and Hart-Scott-Rodino review. We expect to record a gain of approximately $15 million at closing.
     Due to the fact that the SEC prohibits the filing of an amended Form 10-K for discontinued operations that occur after the date of the latest Form 10-Q, it is necessary to reflect the discontinued operations activity for the relevant periods within this current report on Form 8-K. As such, we have filed this exhibit 99.05.

	Reorganized
	Period from December 6 through December 31, 2003
		Pro Forma
	Historical	Adjustments	Pro forma
	NRG Energy,		NRG Energy,
	Inc.	Audrain	Inc.
Operating Revenues

Revenues from majority-owned operations	$138,490	—	$138,490
Operating Costs and Expenses
Cost of majority-owned operations	95,541	(56)	95,485
Depreciation and amortization	11,808	—	11,808
General, administrative and development	12,518	(15)	12,503
Other charges (credits)
Restructuring and impairment charges	2,461	—	2,461

Total operating costs and expenses	122,328	(71)	122,257

Operating Income	16,162	71	16,233
Other Income (Expense)
Minority interest in earnings of consolidated subsidiaries	(134)	—	(134)
Equity in earnings of unconsolidated affiliates	13,521	—	13,521
Other income, net	97	47	144
Interest expense	(18,902)	—	(18,902)

Total other expense	(5,418)	47	(5,371)

Income From Continuing Operations Before Income Taxes	10,744	118	10,862
Income Tax Expense	(661)	—	(661)

Income From Continuing Operations	11,405	118	11,523
Loss on Discontinued Operations, net of income taxes	(380)	(118)	(498)

Net Income/(Loss)	$11,025	$—	$11,025

Weighted average number of common shares outstanding
Basic	100,000		100,000
Income From Continuing Operations per weighted average common share — Basic	$0.11		$0.11
Income From Discontinued Operations per weighted average common share — Basic	—		—
Net income per weighted average common share — Basic	$0.11		$0.11
Weighted average number of common shares outstanding
Diluted	100,060		100,060
Income From Continuing Operations per weighted average common share — Diluted	$0.11		$0.11
Income From Discontinued Operations per weighted average common share — Diluted	—		—
Net income per weighted average common shares — Diluted	$0.11		$0.11